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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 31st day of August, 2001, by and between Cinergy and Charles J. Winger (the "Executive"). This Agreement replaces and supersedes any and all prior employment agreements between Cinergy and the Executive. The capitalized words and terms used throughout this Agreement are defined in Section 11.


                                    RECITALS

         A. The Executive is currently serving as Vice President of Cinergy, and Vice President, Corporate Development of Cinergy, and Cinergy desires to secure the continued employment of the Executive in accordance with this Agreement.

         B. The Executive is willing to continue to remain in the employ of Cinergy on the terms and conditions set forth in this Agreement.

         C. The parties intend that this Agreement will replace and supersede any and all prior employment agreements between Cinergy (or any component company or business unit of Cinergy) and the Executive.


                                    AGREEMENT

         In consideration of the mutual promises, covenants and agreements set forth below, the parties agree as follows:

1.       EMPLOYMENT AND TERM

         a. Cinergy agrees to employ the Executive, and the Executive agrees to remain in the employ of Cinergy, in accordance with the terms and provisions of this Agreement, for the Employment Period set forth in Subsection b. The parties agree that the Company will be responsible for carrying out all of the promises, covenants, and agreements of Cinergy set forth in this Agreement.

         b. The Employment Period of this Agreement will commence as of the Effective Date and continue until December 31, 2004; provided that, commencing on December 31, 2002, and on each subsequent December 31, the Employment Period will be extended for one (1) additional year unless either party gives the other party written notice not to extend this Agreement at least ninety (90) days before the extension would otherwise become effective.


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2.       DUTIES AND POWERS OF EXECUTIVE

         a. POSITION. The Executive will serve Cinergy as Vice President of Cinergy, and Vice President, Corporate Development of Cinergy, and he will have such responsibilities, duties, and authority as are customary for someone of that position and such additional duties, consistent with his position, as may be assigned to him from time to time during the Employment Period by the Board of Directors, the Chief Executive Officer, or the senior executive officer to whom he directly reports. Executive shall devote substantially all of Executive's business time, efforts and attention to the performance of Executive's duties under this Agreement; provided, however, that this requirement shall not preclude Executive from reasonable participation in civic, charitable or professional activities or the management of Executive's passive investments, so long as such activities do not materially interfere with the performance of Executive's duties under this Agreement.

         b. PLACE OF PERFORMANCE. In connection with the Executive's employment, the Executive will be based at the principal executive offices of Cinergy, 221 East Fourth Street, Cincinnati, Ohio. Except for required business travel to an extent substantially consistent with the present business travel obligations of Cinergy executives who have positions of authority comparable to that of the Executive, the Executive will not be required to relocate to a new principal place of business that is more than thirty (30) miles from Cinergy's principal executive offices.

3. COMPENSATION. The Executive will receive the following compensation for his services under this Agreement.

         a. SALARY. The Executive's Annual Base Salary, payable in pro rata installments not less often than semi-monthly, will be at the annual rate of not less than $350,004.00. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation of Cinergy under this Agreement. The Annual Base Salary will not be reduced except for across-the-board salary reductions similarly affecting all Cinergy management personnel. If Annual Base Salary is increased or reduced during the Employment Period, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

         b. RETIREMENT, INCENTIVE, WELFARE BENEFIT PLANS AND OTHER BENEFITS. During the Employment Period, the Executive will be eligible, and Cinergy will take all necessary action to cause the Executive to become eligible, to participate in short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to other senior executives of Cinergy who are considered Tier II executives for compensation purposes, except with respect to any plan, practice, policy or program to which the Executive has waived his rights in writing.


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                  The Executive will be entitled and fully vested in a
                  supplemental retirement benefit equal to the difference between (1) his total benefit under all Executive Retirement Plans, and (2) 60% of the Executive's Highest Average Earnings. The form, timing, and method of payment of the supplemental retirement benefit payable under this Paragraph will be the same as those elected by the Executive under the Pension Plan. If the Executive dies prior to his retirement, and if his Spouse, on the date of his death, is living on the date the first installment of the supplemental retirement benefit would be payable under this Paragraph, the Spouse will be entitled to receive the supplemental retirement benefit as a Spouse's benefit. The form, timing, and method of payment of any Spouse's benefit under this Paragraph will be the same as those applicable to the Spouse under the Pension Plan.

                  Upon his retirement, the Executive will be eligible for comprehensive medical and dental benefits which are not materially different from the benefits provided under the Retirees' Medical Plan and the Retirees' Dental Plan. The Executive, however, will receive the maximum level of subsidy currently applicable to similarly situated active Cinergy employees that is provided by Cinergy to retirees, as of the Effective Date of this Agreement, for purposes of determining the amount of monthly premiums due from the Executive.

                  The Executive will be a participant in the Annual Incentive Plan, and the Executive will be paid pursuant to the terms and conditions of that plan an annual benefit of up to seventy percent (70%) of the Executive's Annual Base Salary (the "Maximum Annual Bonus"), with a target of no less than forty percent (40%) of the Executive's Annual Base Salary (the "Target Annual Bonus").

                  The Executive will be a participant in the Long-Term Incentive Plan (the "LTIP"), and the Executive's annualized target award opportunity under the LTIP will be equal to no less than ninety percent (90%) of his Annual Base Salary (the "Target LTIP Bonus").

         c. FRINGE BENEFITS AND PERQUISITES. During the Employment Period, the Executive will be entitled to the following additional fringe benefits in accordance with the terms and conditions of Cinergy's policies and practices for such fringe benefits:

                  (i) Cinergy will furnish to the Executive an automobile appropriate for the Executive's level of position, or, at Cinergy's discretion, a cash allowance of equivalent value. Cinergy will also pay all of the related expenses for gasoline, insurance, maintenance, and repairs, or provide for such expenses within the cash allowance.

                  (ii) Cinergy will pay the initiation fee and the annual dues, assessments, and other membership charges of the Executive for membership in a country club selected by the Executive.


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                  (iii)    Cinergy will provide paid vacation for four (4) weeks
                           per year (or such longer period for which Executive is otherwise eligible under Cinergy's policy).

                  (iv) Cinergy will furnish to the Executive annual financial planning and tax preparation services.

                  (v) Cinergy will provide other fringe benefits in accordance with Cinergy plans, practices, programs, and policies in effect from time to time, commensurate with his position and at least comparable to those received by other Cinergy Tier II executives.

         d. EXPENSES. Cinergy agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties under this Agreement in accordance with the policies established from time to time by the Board of Directors.

         e. RELOCATION BENEFITS. Following termination of the Executive's employment for any reason (other than death), the Executive will be entitled to reimbursement from Cinergy for the reasonable costs of relocating from the Cincinnati, Ohio, area to a new primary residence in a manner that is consistent with the terms of the Relocation Program. Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive relocation benefits under another employer-provided plan, any benefits provided to the Executive under this Subsection 3e will be secondary to those provided under the other employer-provided relocation plan. The executive must report to Cinergy any such relocation benefits that he actually receives under another employer-provided plan.

4.       TERMINATION OF EMPLOYMENT

         a. DEATH. The Executive's employment will terminate automatically upon the Executive's death during the Employment Period.

         b. BY CINERGY FOR CAUSE. Cinergy may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Employment Agreement, "Cause" means the following:

                  (i) The willful and continued failure by the Executive to substantially perform the Executive's duties with Cinergy (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) that, if curable, has not been cured within 30 days after the Board of Directors or the Chief Executive Officer has delivered to the Executive a written demand for substantial performance, which demand specifically identifies the manner in which the Executive has not substantially performed his


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                           duties. This event will constitute Cause even if the
                           Executive issues a Notice of Termination for Good Reason pursuant to Subsection 4d after the Board of Directors or Chief Executive Officer delivers a written demand for substantial performance.

                  (ii) The breach by the Executive of the confidentiality provisions set forth in Section 9.

                  (iii) The conviction of the Executive for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Executive that has a materially adverse effect on Cinergy. For purposes of this definition of Cause, no act, or failure to act, on the Executive's part will be deemed "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Cinergy.

         c. BY CINERGY WITHOUT CAUSE. Cinergy may, upon at least 30 days advance written notice to the Executive, terminate the Executive's employment during the Employment Period for a reason other than Cause, but the obligations placed upon Cinergy in Section 5 will apply.

         d. BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" means the following:

                  (i) A reduction in the Executive's Annual Base Salary, except for across-the-board salary reductions similarly affecting all Cinergy management personnel, or a reduction in any other benefit or payment described in Section 3 of this Agreement, except for changes to the employee benefits programs generally affecting Cinergy management personnel, provided that those changes, in the aggregate, will not result in a material adverse change with respect to the benefits to which the Executive was entitled as of the Effective Date.

                  (ii) The material reduction without his consent of the Executive's title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, or a material adverse change in the Executive's reporting responsibilities.

                  (iii) Any breach by Cinergy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Subsection 2b).


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                  (iv)     The Executive's disability due to physical or mental
                           illness or injury that precludes the Executive from performing any job for which he is qualified and able to perform based upon his education, training or experience.

                  (v) A failure by the Company to require any successor entity to the Company specifically to assume in writing all of the Company's obligations to the Executive under this Agreement.

         For purposes of determining whether Good Reason exists with respect to a Qualifying Termination occurring on or within 24 months following a Change in Control, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

         e. BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment without Good Reason upon prior written notice to the Company.

         f. NOTICE OF TERMINATION. Any termination of the Executive's employment by Cinergy or by the Executive during the Employment Period (other than a termination due to the Executive's death) will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with Subsection 12b. For purposes of this Agreement, a "Notice of Termination" means a written notice that specifies the particular provision of this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for terminating the Executive's employment under the specified provision. The failure by the Executive or Cinergy to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of the Executive or Cinergy under this Agreement or preclude the Executive or Cinergy from asserting that fact or circumstance in enforcing rights under this Agreement.

5.       OBLIGATIONS OF CINERGY UPON TERMINATION.

         a.       CERTAIN TERMINATIONS.

                  (i) If a Qualifying Termination occurs during the Employment Period, Cinergy will pay to the Executive a lump sum amount, in cash, equal to the sum of the following Accrued Obligations:

                           (1) the pro-rated portion of the Executive's Annual Base Salary payable through the Date of Termination, to the extent not previously paid.

                           (2) any amount payable to the Executive under the Annual Incentive Plan in respect of the most recently completed fiscal year, to the extent not theretofore paid.


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                           (3)      an amount equal to the AIP Benefit for the
                                    fiscal year that includes the Date of
                                    Termination multiplied by a fraction, the numerator of which is the number of days from the beginning of that fiscal year to and including the Date of Termination and the denominator of which is three hundred and sixty-five (365). The AIP Benefit component of the calculation will be equal to the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the fiscal year in which occurs the Date of Termination, determined by projecting Cinergy's performance and other applicable goals and objectives for the entire fiscal year based on Cinergy's performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable.

                           (4) the Accrued Obligations described in this Paragraph 5a(i) will be paid within thirty
                                    (30) days after the Date of Termination.
                                    These Accrued Obligations are payable to the Executive regardless of whether a Change in Control has occurred.

                  (ii) In the event of a Qualifying Termination either prior to the occurrence of a Change in Control, or more than twenty-four (24) months following the occurrence of a Change in Control, Cinergy will pay the Accrued Obligations, and Cinergy will have the following additional obligations:

                           (1) Cinergy will pay to the Executive a lump sum amount, in cash, equal to three (3) times the sum of the Annual Base Salary and the Annual Bonus. For this purpose, the Annual Base Salary will be at the rate in effect at the time Notice of Termination is given (without giving effect to any reduction in Annual Base Salary, if any, prior to the termination, other than across-the-board reductions), and the Annual Bonus will be the higher of (A) the annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year ending immediately prior to the fiscal year in which occurs the Date of Termination, and (B) the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the fiscal year in which occurs the Date of Termination, calculated by projecting Cinergy's performance and other applicable goals and objectives for the entire fiscal year based on Cinergy's performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable; provided, however that for purposes of this Subsection 5a(ii)(1)(B), the Annual Bonus shall not be less


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                                    than the Target Annual Bonus, nor greater
                                    than the Maximum Annual Bonus for the year in which the Date of Termination occurs. This lump sum will be paid within thirty
                                    (30) days of the Date of Termination.

                           (2) Subject to Clauses (A), (B) and (C) below, Cinergy will provide, until the end of the Employment Period, medical and dental benefits to the Executive and/or the Executive's dependents at least equal to those that would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing). The benefits described in the preceding sentence will be in accordance with the medical and welfare benefit plans, practices, programs, or policies of Cinergy (the "M&W Plans") as then currently in effect and applicable generally to other Cinergy senior executives and their families.

                                    (A)     If, as of the Executive's Date of
                                            Termination, the Executive meets the
                                            eligibility requirements for
                                            Cinergy's retiree medical and
                                            welfare benefit plans, the provision
                                            of those retiree medical and welfare
                                            benefit plans to the Executive will
                                            satisfy Cinergy's obligation under
                                            this Subparagraph 5a(ii)(2).

                                    (B)      If, as of the Executive's Date of
                                             Termination, the provision to the
                                             Executive of the M&W Plan benefits
                                             described in this Subparagraph
                                             5a(ii)(2) would either (1) violate
                                             the terms of the M&W Plans (or any
                                             related insurance policies) or (2)
                                             violate any of the Code's
                                             nondiscrimination requirements
                                             applicable to the M&W Plans, then
                                             Cinergy, in its sole discretion,
                                             may elect to pay the Executive, in
                                             lieu of the M&W Plan benefits
                                             described under this Subparagraph
                                             5a(ii)(2), a lump sum cash payment
                                             equal to the total monthly premiums
                                             (or in the case of a self funded
                                             plan, the cost of COBRA
                                             continuation coverage) that would
                                             have been paid by Cinergy for the
                                             Executive under the M&W Plans from
                                             the Date of Termination through the
                                             end of the Employment Period,
                                             grossed up for the effect of
                                             federal, state and local income
                                             taxes. Nothing in this Clause will
                                             affect the Executive's right to
                                             elect COBRA continuation coverage
                                             under a M&W Plan in accordance with
                                             applicable law, and Cinergy will
                                             make the payment described in this
                                             Clause whether or not the Executive
                                             elects COBRA continuation coverage,
                                             and whether or not the Executive
                                             receives health coverage from
                                             another employer.


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                                    (C)     If the Executive becomes employed by
                                            another employer and is eligible to
                                            receive medical or other welfare
                                            benefits under another
                                            employer-provided plan, any benefits
                                            provided to the Executive under the
                                            M&W Plans will be secondary to those
                                            provided under the other
                                            employer-provided plan during the
                                            Executive's applicable period of
                                            eligibility.

                           (3) Cinergy will provide tax counseling services through an agency selected by the Executive, not to exceed fifteen thousand dollars ($15,000.00) in cost.

                  (iii) In the event of a Qualifying Termination during the twenty-four (24) month period beginning upon the occurrence of a Change in Control, Cinergy will pay the Accrued Obligations, and Cinergy will also have the following additional obligations:

                           (1) Cinergy will pay to the Executive a lump sum severance payment, in cash, equal to three
                                    (3) times the higher of (x) the sum of the Executive's current Annual Base Salary and Target Annual Bonus and (y) the sum of the Executive's Annual Base Salary in effect immediately prior to the Change in Control and the Change in Control Bonus. For purposes of this Agreement, the Change in Control Bonus shall mean the higher of (A) the annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the Change in Control, and (B) the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year in which occurs the Date of Termination, calculated by projecting Cinergy's performance and other applicable goals and objective for the entire fiscal year based on Cinergy's performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable, provided, however, that for purposes of this Subsection 5a(iii)(1)(B), such Change in Control Annual Bonus shall not be less than the Target Annual Bonus, nor greater than the Maximum Annual Bonus. This lump sum will be paid within thirty
                                    (30) days of the Date of Termination.

                           (2) Cinergy will pay to the Executive the lump sum present value of any benefits under the Executive Supplemental Life Program under the terms of the applicable plan or program as of the Date of Termination, calculated as if the Executive was fully vested as of the


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                                    Date of Termination. The lump sum present
                                    value, assuming commencement at age as of the Date of Termination, will be determined using the interest rate applicable to lump sum payments in the Cinergy Corp. Non-Union Employees' Pension Plan or any successor to that plan for the plan year that includes the Date of Termination. To the extent no such interest rate is provided therein, the annual interest rate applicable under section 417(e)(3) of the Code, or any
                                    successor provision thereto, for the second full calendar month preceding the first day of the calendar year that includes the Date of Termination will be used. This lump sum will be paid within thirty (30) days of the Date of Termination.

                           (3) The Executive shall be fully vested in his accrued benefits as of the Date of Termination under the Executive Retirement Plans, and his accrued benefits thereunder will be calculated as if the Executive was credited with three (3) additional years of age and service as of the Date of Termination. For purposes of determining benefits under the Executive Retirement Plans, the definition of earnings will be the same as defined in such plans.

                           (4) For a thirty-six (36) month period after the Date of Termination, Cinergy will arrange to provide to the Executive and/or the Executive's dependents life, disability, accident, and health insurance benefits substantially similar to those that the Executive and/or the Executive's dependents are receiving immediately prior to the Notice of Termination at a substantially similar cost to the Executive (without giving effect to any reduction in those benefits subsequent to a Change in Control that constitutes Good Reason), except for any benefits that were waived by the Executive in writing. If Cinergy arranges to provide the Executive and/or the Executive's dependents with life, disability, accident, and health insurance benefits, those benefits will be reduced to the extent comparable benefits are actually received by or made available to the Executive and/or the Executive's dependents during the thirty-six (36) month period following the Executive's Date of Termination. The Executive must report to Cinergy any such benefits that he or his dependents actually receives. In lieu of the benefits described in the preceding sentences, Cinergy, in its sole discretion, may elect to pay to the Executive a lump sum cash payment equal to thirty-six (36) times the monthly premiums (or in the case of a self funded plan, the cost of COBRA continuation coverage) that would have been paid by Cinergy to provide those benefits to the Executive and/or the Executive's dependents, grossed up for the effect of federal, state and local income taxes. Nothing in this Subparagraph 5a(iii)(4) will affect the Executive's right to elect COBRA continuation coverage in accordance with


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                                    applicable law, and Cinergy will make the
                                    payment described in this Clause whether or not the Executive elects COBRA continuation coverage, and whether or not the Executive receives health coverage from another employer.

                           (5) Title and ownership of the automobile assigned to the Executive by Cinergy will be transferred to the Executive within thirty
                                    (30) days of the Date of Termination. To the extent there is imputed income to the Executive resulting from the transfer of title, the Executive will receive a cash payment equal to the amount of federal, state and local income taxes resulting from this transfer as soon as administratively feasible after the transfer is effective. At Cinergy's discretion, a cash payment of an equivalent value of the automobile and corresponding income taxes may be paid in lieu of the assignment of the automobile.

                           (6) Cinergy will provide tax counseling services through an agency selected by the Executive, not to exceed fifteen thousand dollars ($15,000.00) in cost.

                           (7) Cinergy will provide annual dues and assessments of the Executive for membership in a country club selected by the Executive until the end of the Employment Period.

                           (8) Cinergy will provide outplacement services suitable to the Executive's position until the end of the Employment Period or, if earlier, until the first acceptance by the Executive of an offer of employment. At the Executive's discretion, 15% of Annual Base Salary may be paid in lieu of outplacement services.

         For purposes of this Paragraph 5a(iii), the Executive will be deemed to have incurred a Qualifying Termination upon a Change in Control if the Executive's employment is terminated prior to a Change in Control, without Cause at the direction of a Person who has entered into an agreement with Cinergy, the consummation of which will constitute a Change in Control, or if the Executive terminates his employment for Good Reason prior to a Change in Control if the circumstances or event that constitutes Good Reason occurs at the direction of such a Person.

         b. TERMINATION BY CINERGY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 7, and notwithstanding any other provisions of this Agreement, if the Executive's employment is terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, Cinergy will have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations, plus any other earned but unpaid compensation, in each case to the extent not previously paid.

         c.       CERTAIN TAX CONSEQUENCES.

                  (i) In the event that any Severance Benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial portion of its assets (a "Payment" or "Payments") would be subject to any Excise Tax, then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon or assessable against the Executive due to the Payments.

                  (ii) Subject to the provisions of Section 5(iii), all determinations required to be made under this Section 5c, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen
                           (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5c, shall be paid by Cinergy to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Cinergy and the Executive. However, as a result of the uncertainty in the application of
                           Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Cinergy should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Cinergy exhausts its remedies pursuant to Section 5c(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Cinergy to or for the benefit of the Executive. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Code section 1274(b)(2)(B).

                  (iii) The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Executive will be determined in accordance with the principles of Code sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

                  (iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Accounting Firm's determination, an Excise Tax will be imposed on any Payment or Payments, Cinergy will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Cinergy has actually withheld from the Payment or Payments in accordance with law.

         d. VALUE CREATION PLAN AND STOCK OPTIONS. Upon the Executive's termination of employment for any reason, the Executive's entitlement to restricted shares and performance shares under the Value Creation Plan and any stock options granted under the Stock Option Plan or the LTIP will be determined under the terms of the appropriate plan and any applicable administrative guidelines and written agreements.

         e. DEFERRED COMPENSATION PLAN AND 401(K) EXCESS PLAN. Upon the Executive's termination of employment for any reason, the Executive's entitlements, if any, under the Non-Qualified Deferred Compensation Plan and 401(k) Excess Plan shall be distributed under the terms of such plans and any applicable administrative guidelines and written agreements.

         f. OTHER FEES AND EXPENSES. Cinergy will also reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in successfully disputing a Qualifying Termination that entitles the Executive to Severance Benefits. Payment will be made within five (5) business days after delivery of the Executive's written request for payment accompanied by such evidence of fees and expenses incurred as Cinergy reasonably may require.

6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement will prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy, or practice provided by Cinergy and for which the Executive may qualify, except with respect to any benefit to which the Executive has waived his rights in writing or any plan, program, policy, or practice that expressly excludes the Executive from participation. In addition, nothing in this Agreement will limit or otherwise affect the rights the Executive may have under any other contract or agreement with Cinergy entered into after the Effective Date. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit, plan, program, policy, or practice of, or any contract or agreement entered into after the Effective Date with Cinergy, at or subsequent to the Date of Termination, will be payable in accordance with that benefit, plan, program, policy or practice, or that contract or agreement, except as explicitly modified by this Agreement.

7. FULL SETTLEMENT: MITIGATION. Cinergy's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Cinergy may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Subsection 3e and Subparagraphs 5a(ii)(2) and 5a(iii)(4), those amounts will not be reduced simply because the Executive obtains other employment. If the Executive finally prevails on the substantial claims brought with respect to any dispute between Cinergy and the Executive as to the interpretation, terms, validity, or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, Cinergy agrees to pay all reasonable legal fees and expenses that the Executive may reasonably incur as a result of that dispute.

8. ARBITRATION. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to the Executive's employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators' fees and attorneys' fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration Section, Cinergy will reimburse or pay all legal fees and expenses that under this the Executive may reasonably incur as a result of the dispute as required by Section 7.

9. CONFIDENTIAL INFORMATION. The Executive will hold in a fiduciary capacity for the benefit of Cinergy, as well as all of Cinergy's successors and assigns, all secret, confidential information, knowledge, or data relating to Cinergy, and its affiliated businesses, that the Executive obtains during the Executive's employment by Cinergy or any of its affiliated companies, and that has not been or subsequently becomes public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and thereafter, the Executive will not, without Cinergy's prior written consent or as may otherwise by required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than Cinergy and those designated by it. The Executive understands that during the Employment Period, Cinergy may be required from time to time to make public disclosure of the terms or existence of the Executive's employment relationship to comply with various laws and legal requirements. In addition to all other remedies available to Cinergy in law and equity, this Agreement is subject to termination by Cinergy for Cause under
         Section 4b in the event the Executive violates any provision of this Section.

10.      SUCCESSORS.

         a. This Agreement is personal to the Executive and, without Cinergy's prior written consent, cannot be assigned by the Executive other than Executive's designation of a beneficiary of any amounts payable hereunder after the Executive's death. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives.

         b. This Agreement will inure to the benefit of and be binding upon Cinergy and its successors and assigns.

         c. Cinergy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cinergy to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Cinergy would be required to perform it if no succession had taken place. Cinergy's failure to obtain such an assumption and agreement prior to the effective date of a succession will be a breach of this Agreement and will entitle the Executive to compensation from Cinergy in the same amount and on the same terms as if the Executive were to terminate his employment for Good Reason upon a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

11. DEFINITIONS. As used in this Agreement, the following terms, when capitalized, will have the following meanings:

         a. ACCOUNTING FIRM. "Accounting Firm" means Cinergy's independent auditors.

         b. ACCRUED OBLIGATIONS. "Accrued Obligations" means the accrued obligations described in Paragraph 5a(i).

         c. AGREEMENT. "Agreement" means this Amended and Restated Employment Agreement between Cinergy and the Executive.

         d. AIP BENEFIT. "AIP Benefit" means the Annual Incentive Plan benefit described in Subsection 5a(i).

         e. ANNUAL BASE SALARY. "Annual Base Salary" means the annual base salary payable to the Executive pursuant to Subsection 3a.

         f. ANNUAL BONUS. "Annual Bonus" has the meaning set forth in Subsection 5a(ii)(1).

         g. ANNUAL INCENTIVE PLAN. "Annual Incentive Plan" means the Cinergy Corp. Annual Incentive Plan or any similar plan or successor to the Annual Incentive Plan.

         h. BOARD OF DIRECTORS. "Board of Directors" means the board of directors of the Company.

         i. COBRA. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         j.       CAUSE.  "Cause" has the meaning set forth in Subsection 4b.

         k. CHANGE IN CONTROL. "A Change in Control" will be deemed to have occurred if any of the following events occur, after the Effective Date:

                  (i) Any "person" or "group" (within the meaning of subsection 13(d) and paragraph 14(d)(2) of the 1934
                           Act) is or becomes the beneficial owner (as defined in Rule l3d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such a Person any securities acquired directly from the Company or its affiliates) representing more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in Clause (1) of Paragraph (ii) below; or

                  (ii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to that merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the combined voting power of the securities of the Company or the surviving entity or its parent outstanding immediately after the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such a Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                  (iii) During any period of two (2) consecutive years, individuals who at the beginning of that period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election, or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the Board of Directors; or

                  (iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale.

         l. CHANGE IN CONTROL BONUS. "Change in Control Bonus" has the meaning set forth in Subsection 5a(iii)(1).

         m. CHIEF EXECUTIVE OFFICER. "Chief Executive Officer" means the chief executive officer of the Company.

         n. CINERGY. "Cinergy" means the Company, its subsidiaries, and/or its affiliates, and any successors to the foregoing.

         o. CODE. "Code" means the Internal Revenue Code of 1986, as amended, and interpretive rules and regulations.

         p.       COMPANY.  "Company" means Cinergy Corp.

         q.       DATE OF TERMINATION.  "Date of Termination" means:

                  (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice, as the case may be;

                  (ii) if the Executive's employment is terminated by the Executive without Good Reason, thirty (30) days after the date on which the Executive notifies the Company of the termination;

                  (iii) if the Executive's employment is terminated by the Company other than for Cause, thirty (30) days after the date on which the Company notifies the Executive of the termination; and

                  (iv) if the Executive's employment is terminated by reason of death, the date of death.

         r. DEFERRED COMPENSATION PLAN. "Deferred Compensation Plan" means the Cinergy Corp. Non-Qualified Deferred Incentive Compensation Plan or any similar plan or successor to that plan.

         s.       EFFECTIVE DATE.  "Effective Date" means August 31, 2001.

         t. EMPLOYMENT PERIOD. "Employment Period" has the meaning set forth in Subsection 1b.

         u.       EXCISE TAX. "Excise Tax" means any excise tax imposed by Code section 4999, together with any interest, penalties, additional tax or similar items that are incurred by the Executive with respect to the excise tax imposed by Code section 4999.

         v.       EXECUTIVE.  "Executive" means Charles J. Winger.

         w. EXECUTIVE RETIREMENT PLANS. "Executive Retirement Plans" means the Cinergy Corp. Non-Union Employees' Pension Plan, the Cinergy Corp. Supplemental Executive Retirement Plan and the Cinergy Corp. Excess Pension Plan or any similar plans or successors to those plans.

         x. EXECUTIVE SUPPLEMENTAL LIFE PROGRAM. "Executive Supplemental Life Program" means the Cinergy Corp. Executive Supplemental Life Insurance Program or any similar program or successor to the Executive Supplemental Life Program.

         y. 401(K) EXCESS PLAN. "401(k) Excess Plan" means the Cinergy Corp. 401(k) Excess Plan, or any similar plan or successor to that plan.

         z. GOOD REASON. "Good Reason" has the meaning set forth in Subsection 4d.

         aa. GROSS-UP PAYMENT. "Gross-Up Payment" has the meaning set forth in Subsection 5c.

         bb. HIGHEST AVERAGE EARNINGS. "Highest Average Earnings" means the greater of (a) the Executive's "Highest Average Earnings" as defined in the Pension Plan (without regard to the limitation of Code paragraph 401(a)(17)) or (b) the Executive's Earnings for the 12 consecutive calendar months immediately preceding his termination of employment with Cinergy.

         cc. LONG-TERM INCENTIVE PLAN OR LTIP. "Long-Term Incentive Plan" or "LTIP" means the long-term incentive plan implemented under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan or any successor to that plan.

         dd. M&W PLANS. "M&W Plans" has the meaning set forth in Subparagraph 5a(ii)(2).

         ee. MAXIMUM ANNUAL BONUS. "Maximum Annual Bonus" has the meaning set forth in Subsection 3b.

         ff. NOTICE OF TERMINATION. "Notice of Termination" has the meaning set forth in Subsection 4f.

         gg. PAYMENT OR PAYMENTS. "Payment" or "Payments" has the meaning set forth in Subsection 5c.

         hh. PENSION PLAN. "Pension Plan" means the Cinergy Corp. Non-Union Employees' Pension Plan or any successor to that plan.

         ii. PERSON. "Person" has the meaning set forth in paragraph 3(a)(9) of the 1934 Act, as modified and used in subsections 13(d) and 14(d) of the 1934 Act; however, a Person will not include the following:

                  (i)      Cinergy or any of its subsidiaries;

                  (ii) A trustee or other fiduciary holding securities under an employee benefit plan of Cinergy or its subsidiaries;

                  (iii) An underwriter temporarily holding securities pursuant to an offering of those securities; or

                  (iv) A corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         jj. QUALIFYING TERMINATION. "Qualifying Termination" means (i) the termination by the Company of the Executive's employment with Cinergy other than a termination for Cause or (ii) the termination by the Executive of the Executive's employment with Cinergy for Good Reason.

         kk. RELOCATION PROGRAM. "Relocation Program" means the Cinergy Corp. Relocation Program, or any similar program or successor to that program, as in effect on the date of the Executive's termination of employment.

         ll. RETIREES' DENTAL PLAN. "Retirees' Dental Plan" means the Cinergy Corp. Retirees' Dental program or any similar program or successor to that program.

         mm. RETIREES' MEDICAL PLAN. "Retirees' Medical Plan" means the Cinergy Corp. Retirees' Medical program or any similar program or successor to that program.

         nn. SEVERANCE BENEFITS. "Severance Benefits" means the payments and benefits payable to the Executive pursuant to Section 5.

         oo. SPOUSE. "Spouse" means the Executive's lawfully married spouse. For this purpose, common law marriage or a similar arrangement will not be recognized unless otherwise required by federal law.

         pp. STOCK RELATED DOCUMENTS. "Stock Related Documents" means the LTIP, the Cinergy Corp. Stock Option Plan, and the Value Creation Plan and any applicable administrative guidelines and written agreements relating to those plans.

         qq. TARGET ANNUAL BONUS. "Target Annual Bonus" has the meaning set forth in Subsection 3b.

         rr. TARGET LTIP BONUS. "Target LTIP Bonus" has the meaning set forth in Subsection 3b.

         ss. VALUE CREATION PLAN. "Value Creation Plan" means the Value Creation Plan or any similar plan, or successor plan of the LTIP.

12.      MISCELLANEOUS.

         a. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of its provisions and will have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of the amendment, modification, repeal, waiver, extension, or discharge is sought. Only the Chief Executive Officer or his designee will have authority on behalf of Cinergy to agree to amend, modify, repeal, waive, extend, or discharge any provision of this Agreement.

         b. All notices and other communications under this Agreement will be in writing and will be given by hand delivery to the other party or by Federal Express or other comparable national or international overnight delivery service, addressed as follows:

                  IF TO THE EXECUTIVE:
                  Charles J. Winger
                  Cinergy Corp.
                  221 East Fourth Street
                  Cincinnati, Ohio 45201-0960

                  IF TO CINERGY:
                  Cinergy Corp.
                  221 East Fourth Street
                  Cincinnati, Ohio  45201-0960
                  Attn: Chief Executive Officer

                  or to such other address as either party has furnished to the other in writing in accordance with this Agreement. All notices and communications will be effective when actually received by the addressee.

         c. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

         d. Cinergy may withhold from any amounts payable under this Agreement such federal, state, or local taxes as are required to be withheld pursuant to any applicable law or regulation.

         e. The Executive's or Cinergy's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or

                  Cinergy may have under this Agreement, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Subsection 4d or the right of Cinergy to terminate the Executive's employment for Cause pursuant to Subsection 4b, will not be deemed to be a waiver of that provision or right or any other provision or right of this Agreement.

         f. References in this Agreement to the masculine include the feminine unless the context clearly indicates otherwise.

         g. This instrument contains the entire agreement of the Executive and Cinergy with respect to the subject matter of this Agreement; and subject to any agreements evidencing stock option or restricted stock grants described in Subsection 3b and the Stock Related Documents, all promises, representations, understandings, arrangements, and prior agreements are merged into this Agreement and accordingly superseded.

         h. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         i. Cinergy and the Executive agree that Cinergy Services, Inc. will be authorized to act for Cinergy with respect to all aspects pertaining to the administration and interpretation of this Agreement.

         IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the Effective Date.

                                   CINERGY SERVICES, INC.


                                   By:  /s/ James E. Rogers
                                      ------------------------------
                                        James E. Rogers
                                        Chairman and
                                        Chief Executive Officer

                                   EXECUTIVE

                                     /s/ Charles J. Winger
                                   ---------------------------------
                                   Charles J. Winger